UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2009

THUNDER MOUNTAIN GOLD

(Exact Name of Registrant as Specified in its Charter)

Idaho	001-08429	91-1031075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5248 W. Chinden Blvd., Boise Idaho	83714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 207-658-1037

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2009, Thunder Mountain Gold, Inc. entered into an offering through a Repricing of existing warrants for Warrants sold to 28 investors during the period May 1, 2008 to July 17, 2008 priced at $0.40, and 9 investors during the period Feb. 1, 2009 to August 21, 2009 priced at $0.30.

Generally, the Repriced Warrants are exercisable for $0.15 per share, exercisable for approximately 60 days from date of issuance and require the recipient to cancel, nullify and otherwise terminate prior warrants purchased by designated shareholders (the “Repriced Warrants”). The offer is conditioned that any subscriber agrees to exercise the Warrants then held within approximately 60 days of subscription .If the conditions are not agreed to, the warrants previously offered and sold will remain unchanged.

There is no cost for the subscription. In order to obtain common stock from the Repriced Warrants, a stockholder must agree to exercise the Repriced Warrants within 60 days of subscription and relinquish, terminate and cancel prior warrants issued to such shareholders during the period May 1, 2008 to July 17, 2008, and/or February 1, 2009 to August 21, 2009.

The Company obtained a fairness opinion in connection with the proposed offering.

The financing is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the aforementioned transaction document contained in Exhibit 10.1, which is hereby incorporated herein by reference.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. No registration rights have been granted as part of this transaction.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

99.1	Offering Memorandum – Dated September 30, 2009.

SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 THUNDER MOUNTAIN GOLD, INC.

                       (Registrant)

  By: /s/ E. JAMES COLLORD

  -------------------------------------------------

  E.  James Collord

  President, Director and Chief Executive Officer

  Date:  September 30, 2009

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